Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-249424) pertaining to the 2017 Equity Incentive Plan (Prior Plan), 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc.,

(2) Registration Statements (Form S-8 Nos. 333-254620, 333-262993, 333-270564 and 333-278125) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc., and

(3) Registration Statements (Form S-3 Nos. 333-260922 (as amended) and 333-283072) of Kronos Bio, Inc.;

of our report dated March 18, 2025, with respect to the financial statements of Kronos Bio, Inc. included in this Annual Report (Form 10-K) of Kronos Bio, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Mateo, California
March 18, 2025